Exhibit 4.1

ATLAS ENERGY SOLUTIONS INC.

CLASS A COMMON STOCK	CUSIP

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS CERTIFIES THAT

IS THE REGISTERED HOLDER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE OF

ATLAS ENERGY SOLUTIONS INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of the Certificate properly endorsed.

This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

WITNESS, the facsimile signature of the Corporation’s duly authorized officers.

Dated:

, Chief Executive Officer	[SEAL]	John Turner, Chief Financial Officer